UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

MGP INGREDIENTS, INC.

Cray Business Plaza

100 Commercial Street

Atchison, Kansas 66002

September 26, 2008

NOTICE OF ANNUAL MEETING

To the Stockholders:

The Annual Meeting of Stockholders of MGP Ingredients, Inc. will be held at the Presbyterian Community Center, 401 Santa Fe, Atchison, Kansas 66002, on Thursday, October 16, 2008, beginning at 10:00 a.m., local time, for the following purposes:

•                  To elect three directors, each for a three-year term expiring in 2011; and

•                  To transact such other business as may properly come before the meeting.

Holders of Common and Preferred Stock of record on the books of the Company at the close of business on August 28, 2008, will be entitled to vote at the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE. GENERALLY, YOU MAY VOTE BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY/VOTING INSTRUCTION CARD. SPECIFIC INSTRUCTIONS APPEAR ON THE ENCLOSED PROXY/VOTING INSTRUCTION CARD.

By Order of the Board of Directors

Laidacker M. Seaberg
Chairman of the Board

PROXY STATEMENT

This Proxy Statement and the enclosed form of Proxy/Voting Instruction Card are being furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of MGP Ingredients, Inc. (the “Company”) to be held on Thursday, October 16, 2008, as set forth in the preceding Notice.  It is expected that this Proxy Statement and the enclosed form of Proxy/Voting Instruction Card will be mailed to stockholders commencing September 26, 2008.

GENERAL INFORMATION

The holders of outstanding shares of Common Stock and Preferred Stock of the Company at the close of business on August 28, 2008 are entitled to notice of and to vote at the Annual Meeting.  The presence in person or by proxy of persons entitled to vote a majority of the issued and outstanding shares of each class of stock entitled to vote will constitute a quorum for the transaction of business at the meeting.  As of August 28, 2008, there were 16,977,017 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding.

Generally, holders of Common and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.  In the election of directors, the holders of Common Stock are entitled to vote on the election of Group A directors and the holders of Preferred Stock are entitled to vote on the election of Group B directors.  The candidates for office who receive the highest number of votes will be elected.  Although no other proposals are scheduled to come before the meeting, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat (or such higher voting requirement as may be specified by law or the Company’s Amended and Restated Articles of Incorporation) is required for approval of other proposals.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.  Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote.  With respect to shares relating to any Proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal.  With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares of a class, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

Stockholders of record may vote in person at the Annual Meeting or by granting a proxy. Common shares may be voted by proxy in one of the following ways: (i) by Internet at the address listed on the enclosed Proxy/Voting Instruction Card, (ii) by telephone using the toll-free number listed on the enclosed Proxy/Voting Instruction Card, or (iii) by returning the enclosed Proxy/Voting Instruction Card (signed and dated) in the envelope provided. All shares represented by a Proxy that is properly submitted and received in time for the meeting and not revoked will be voted. If a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If no choice is specified, the Proxy will be voted FOR each of the nominees named on the Proxy with respect to the election of directors.

Stockholders holding shares in street name are receiving a voting instruction card from their broker, trustee or other nominee, and should check the voting form used by that firm to determine whether the stockholder may provide voting instructions to the broker or other nominee by telephone or the Internet.

 Persons with shares held in the Company’s Employee Stock Purchase Plan (“ESPP”) will receive a Proxy/Voting Instruction Card in the same form that is sent to record holders of Common Stock and may give their voting instructions to the ESPP plan administrator by any of the methods specified above.    If you hold shares in the ESPP and do not provide instructions, your shares will not be voted.  Persons with shares in the Company’s Employee Stock Ownership Plan (“ESOP”) are receiving a voting instruction card from the plan trustee.  To vote these shares, ESOP participants will need to follow the instructions on the voting instruction card.  The trustees will vote ESOP shares in a participant’s account as directed by the participant.  If no direction is given, it is anticipated that the trustees will vote the participant’s shares in accordance with the recommendation of the Company’s Board of Directors.

Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by telephone or electronic notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.  The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

ELECTION OF DIRECTORS

Nominees

One Group A Director and two Group B Directors are required to be elected at the Annual Meeting.  The holders of the Common Stock are entitled to vote for the person nominated for the Group A position.  The holders of Preferred Stock are entitled to vote for the persons nominated for the Group B positions.  Gary Gradinger has been nominated by the Board of Directors for election to the Group A position for a term expiring at the Annual Meeting in 2011.  Laidacker M. Seaberg and Timothy W. Newkirk have been nominated by the Board of Directors for election to the Group B positions for terms expiring at the Annual Meeting in 2011.  Mr. Gradinger has been a director since 2005 and Mr. Seaberg has been a director since 1979.  Each of the nominees has consented to serve if elected.  If for any reason any of the nominees should not be available or able to serve, the Proxies will exercise discretionary authority to vote for substitutes deemed by them to be in the best interests of the Company.

GROUP A NOMINEE
(For a term expiring in 2011)

GARY GRADINGER

Mr. Gradinger, age 65, has been a director since June 2005. He is a member of the Audit Review Committee and the Human Resources and Compensation Committee. Since 1983, he has served as the Chairman and Chief Executive Officer of Golden Star, Inc., a privately owned company which is engaged in the production of textile cleaning, communication and safety products. He also serves as a director of Buffalo Funds, Buffalo Large Cap Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo US Global Fund, Inc., Buffalo Balanced Fund, Inc. and Buffalo Small Cap Fund, Inc.

GROUP B NOMINEES
(For terms expiring in 2011)

LAIDACKER M. SEABERG

Mr. Seaberg, age 62, has been a director since 1979. He joined the Company in 1969 and served as the President of the Company from 1980 to 2006 and as Chief Executive Officer from September 1988 to March 2008. He has been Chairman of the Board since 2006. He is the son-in-law of Mr. Cray, Jr.

TIMOTHY W. NEWKIRK

Mr. Newkirk, age 40, has served as President and Chief Executive Officer since March 2008. He served as Director of Operations from May 2005 to March 2006, as Vice President and Chief Operating Officer from March 2006 to October 2006, and as President and Chief Operating Officer from October 2006 to March 2008. He began his career with the Company in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the Company’s Atchison plant. He was promoted to manager of the Company’s Pekin, Illinois plant in 1997, and served in that capacity until the spring of 2000, when he accepted the position of Vice President of Operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kansas which in fiscal 2001 had approximately 150 employees. Mr. Newkirk was in charge of manufacturing operations at High Plains Corporation’s three facilities. In January 2002, Mr. Newkirk became Vice President of Global Operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains Corporation. As Vice President of Global Operations, he managed Abengoa Bioenergy’s five ethanol facilities in the United States and Europe. In August 2003 he was appointed Chief Operating Officer of Abengoa Bioenergy Corporation, which was the successor to the former High Plains Corporation He held that position until his return to the Company as Director of Operations in the spring of 2005, in which position he was responsible for the operations of the Company’s Atchison and Pekin facilities.

OTHER
GROUP A DIRECTORS

LINDA E. MILLER

Ms. Miller, age 55, has been a director since June 2000. Her current term expires in 2009. She is Chairman of the Nominating Committee and a member of the Audit Review Committee and the Human Resources and Compensation Committee. She is an independent marketing consultant and has been a member of the Engineering Management Graduate Faculty at the University of Kansas since 1989. She was previously employed by Dupont, Baxter Healthcare and the American Business Women’s Association, Kansas City, Missouri.

DARYL R. SCHALLER, Ph.D.

Dr. Schaller, age 64, has been a director since October, 1997. His current term expires in 2009. He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Review Committee. He currently provides, and from 1996 through November 2001 provided, consulting services through his consulting firm, Schaller Consulting. He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003. He retired from Kellogg Co. in 1996 after 25 years of service. He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg.

JOHN R. SPEIRS

Mr. Speirs, age 59, has been a director since 2004. His current term expires in 2010. He is a member of the Audit Review Committee, the Human Resources and Compensation Committee and the Nominating Committee. He is the Chairman and co-founder of Stellus Consulting, a Minneapolis, Minnesota based strategy consulting firm formed in 2001 that specializes in business strategy, strategic visioning, merger and acquisition support and branding strategy. From 1998 to 2000 he served as Executive Vice President of Marketing for Diageo PLC and from 1989 to 1998 he served in various capacities with Pillsbury, the last being as Senior Vice President of Strategy and Brand Development from 1995 to 1998. Prior thereto he served as an officer and in other management capacities with Lever Brothers from 1975.

OTHER GROUP B DIRECTORS

MICHAEL BRAUDE

Mr. Braude, age 72, has been a director since 1991. His current term expires in 2009. He is a member of the Audit Review Committee, the Human Resources and Compensation Committee and the Nominating Committee. From November 2000 until March 2004, he was Executive Vice President of Country Club Bank, Kansas City, Missouri. Previously, from 1984 until his retirement in November, 2000, he was the President and Chief Executive Officer of the Kansas City Board of Trade, a commodity futures exchange. Prior to 1984, he was Executive Vice President and a Director of American Bank & Trust Company of Kansas City. Mr. Braude is a director of Kansas City Life Insurance Company, a director of Midwest Trust Company, Kansas City, Missouri, a trustee of Midwest Research Institute and a trustee of the Kansas Public Employees Retirement System.

JOHN E. BYOM

Mr. Byom, age 54, has been a director since 2004. His current term expires in 2010. He is Chairman of the Audit Review Committee and a member of the Human Resources and Compensation Committee. Since October 2007, Mr. Byom has been an owner and the CEO of Classic Provisions, Inc., a specialty foods distribution company based in Plymouth, Minnesota. He is the former Chief Financial Officer of International Multifoods Corporation. He left that company in March 2005 after 26 years with the company, including four years as Vice President of Finance and Chief Financial Officer, from March 2000 to June 2004. After the sale of Multifoods to The J.M. Smucker Company in June 2004, he was President of Multifoods Foodservice & Bakery Products. Prior to his time as CFO, Mr. Byom was President, US Manufacturing from July 1999 to March 2000, and Vice President of Finance and IT for the North American Foods Division from 1993 to 1999. Mr. Byom held various other positions prior thereto, including Controller of the Bakery Products Division from 1990 to 1991 and Internal Auditor and Supervisor of Audit from 1979 to 1981. Mr. Byom also is a director of Prestige Brands Holdings, Inc.

CLOUD L. CRAY, JR.

Mr. Cray, age 85, has been a director since 1957. His current term expires in 2010. He served as Chairman of the Board from 1980 until 2006 and as Chief Executive Officer from 1980 to September, 1988, and has been an officer or director of the Company for more than 50 years.

CERTAIN INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Standing Committees; Meetings; Independence.

The Board has three standing committees:  Audit Review Committee, Nominating Committee and Human Resources and Compensation Committee.  The members of the Audit Review Committee, the Human Resources and Compensation Committee and the Nominating Committee throughout the last fiscal year were as follows: Audit Review Committee – John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs; Human Resources and Compensation Committee – Daryl R.

Schaller (Chairman), Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller and John R. Speirs; Nominating Committee – Linda E. Miller (Chairman), Michael Braude and John Speirs.

During the fiscal year ended June 30, 2008, the Board met 5 times, the Audit Review Committee met 5 times, the Human Resources Committee met 5 times and the Nominating Committee met 1 time.   Each director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.

The Board has determined that Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs are each independent, as defined in Rule 4200 (a) (15) of the NASDAQ Stock Market.

Audit Review Committee.

The Audit Review Committee reviews the process involved in the preparation of the Company’s annual audited financial statements and appoints a firm of independent public accountants to serve as independent auditor and to conduct that audit and review the Company’s quarterly financial statements.  It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy and is responsible for establishing and monitoring compliance under the code of ethics applicable to the chief executive and financial officers.  In connection with this work, the Committee annually reviews: (a) the adequacy of the Audit Review Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Review Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (f) the audited financial statements and results of the annual audit; (g) recommendations of the independent auditor with respect to internal controls and other financial matters; (h) significant changes in accounting principles that are brought to the attention of the Committee; and (i) various other matters that are brought to the attention of the Committee.

The Board of Directors has determined that John E. Byom is an “audit committee financial expert”, as defined in Item 407(d)(5) of SEC Regulation S-K.  The Board has determined that Mr. Byom is independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933.  Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability on such person that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

The Board of Directors has adopted a written charter for the Audit Review Committee, which may be found on the Company’s website at www.mgpingredients.com.

The information in or referred to in the foregoing paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Review Committee Report

The Audit Review Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2008; has discussed with the independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380), as modified or supplemented; has received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and has discussed with the independent auditor the auditor’s independence.  Based on such review and discussions, the Audit Review Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2008 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

This report is made over the name of each continuing member of the Audit Review Committee at the time of such recommendation, namely John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs.

The Audit Review Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Nominating Committee.

The purposes of the Nominating Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.  The Nominating Committee has a charter, a copy of which is available to stockholders on the Company’s website at www.mgpingredients.com.

In identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors and management.  The Nominating Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board.  The Nominating Committee may, in its discretion, use an independent search firm to identify nominees.

The Nominating Committee believes each candidate for the Board should be a person known for his or her integrity and honesty and should have, by education or experience, knowledge or skills which may be helpful to the Board in exercising its oversight responsibilities.  A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ National Stock Market and Section 10A of the Exchange Act to permit the Company to satisfy applicable NASDAQ and legal requirements.  The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert”, as defined in Rule 407(d)(5) of Regulation S-K.  In considering candidates, the Committee may take into account other factors as it deems relevant.

In evaluating potential nominees, the Nominating Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating Committee will conduct a check of the individual’s background and will conduct personal interviews before recommending any candidate to the Board.  The Nominating Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire to elicit information required to be disclosed in the Company’s proxy statement.

Stockholders who wish to recommend candidates for consideration by the Nominating Committee in connection with next year’s annual meeting should submit the candidate’s name and related information in writing to the chairperson of the Nominating Committee in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before May 29, 2009.  In addition to the name of the candidate, a stockholder should submit:

•                  his or her own name and address as they appear on the Company’s records;

•                  if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

•                  a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•                  the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

•                  pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of  directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.  The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee.  Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m).  The Committee has a charter, which may be found on the Company’s website at www.mgpingredients.com.

The Committee typically meets four or five times a year and generally considers and recommends various components of the Company’s compensation programs at regularly scheduled times throughout the year.  Such programs typically originate as recommendations of management.   At its March meeting, the Committee typically considers any proposed amendments to benefit plans that are to take effect in the following fiscal year.  In June, it conducts performance and salary reviews of the CEO and receives the CEO’s performance reviews and salary recommendations for other officers. Historically, it generally has considered long term incentive awards and performance goals for annual cash incentives in June or August.

When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.  The Committee often uses The Hay Group for competitive market information on salaries and Pearl Meyer & Partners for similar information on annual cash and stock incentive awards.  Pearl Meyer & Partners was also retained by the Committee in fiscal 2006 and 2008 to review and make recommendations with respect to the compensation of the outside directors.  In developing particular programs, the consultants are retained by the Committee, although they also work directly with management for the purposes of gathering information and conducting interviews with management team members on key compensation issues.

See “EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Discussion and Analysis – How We Determine Compensation” for further information on the processes we follow in setting compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:	Daryl Schaller, Chairman
Michael Braude
Gary Gradinger
Linda Miller
John Byom
John Speirs

The Human Resources and Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically  incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This analysis provides an overview and analysis of our compensation programs and policies, the  compensation decisions we made under those programs and policies and the factors we considered in making those decisions.  We also provide a series of tables that present information about the compensation earned or paid in fiscal 2008 and fiscal 2007 to our named executive officers, including:

•                  Laidacker M.  Seaberg  - Chairman of the Board (formerly Chief Executive Officer);

•                  Timothy W. Newkirk - President and Chief Executive Officer (formerly Chief Operating Officer);

•                  Robert Zonneveld – Vice President Finance & Administration and Chief Financial Officer;

•                  Randall M. Schrick - Vice President – Engineering and Corporate Director of Distillery Products Manufacturing;

•                  Brian T. Cahill - Executive Vice President – Distillery Products Segment (formerly Chief Financial Officer); and

•                  Donald Coffey, Ph.D. – Executive Vice President – Ingredient Solutions Segment.

The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation in order that the interests of the executive officers will be aligned with those of stockholders.

Components of Our Compensation Program

 The principal components of our compensation program are base salary, annual cash incentive awards, long term equity incentives and equity and non-equity based retirement compensation.

•                  Base salary is designed to attract and retain executives over time. In setting  base salaries, our objectives are to assure internal fairness of pay in terms of job size,  external competitiveness so that we can attract and retain needed talent and a consistent, motivating system for administering compensation.  Base salaries of named executive officers are reported in the Salary column of the Summary Compensation Table.

•                  Annual cash incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders.   Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•                  Long-Term Incentives, which for the past several years have been in the form of performance accelerated restricted stock and prior to 2003 were in the form of stock options, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees and be cost efficient.  Amounts expensed during fiscal 2007 and 2008 for such awards made to named executive officers with respect to  fiscal 2007 and prior years are shown in the Stock Awards and Option Awards columns of the Summary Compensation Table. (Due to a program change, no awards were made during fiscal 2008.)  Dividends paid on restricted shares are included in the All Other Compensation column of the Summary Compensation Table.

•                  Retirement Compensation

•                  Equity Based Retirement Compensation, provided through our employee stock ownership plan (“ESOP”), allows us to provide valuable retirement benefits and an equity interest in our Company to a broad base of employees, thereby helping to further align the interest of our employees with those of our stockholders.   Named executive officers participate in the ESOP on the same basis as other eligible employees.

•                  Non-Equity Based Retirement Compensation, provided through our IRC Section 401(k) plan, permits employees to reduce their current income taxes by making pre-tax contributions to increase, enhance and diversify their retirement savings.   Named executive officers participate in the 401(k) plan on the same basis as other eligible employees.

•                  Amounts contributed by the Company under both the ESOP and the 401(k) plans are included in the All Other Compensation column of the Summary Compensation Table.

The following table shows, on a percentage basis, the contribution of base salary, cash incentives, long term incentives, and all other compensation (including retirement compensation) to each of the named executive officer’s total compensation for fiscal 2007 and 2008. For this purpose, we include only the grant date fair value of performance accelerated restricted stock awards actually made during a fiscal year, and therefore the percentages shown do not correspond to the information shown in the Summary Compensation Table, which presents amounts expensed during fiscal 2007 and 2008 with respect to all outstanding performance accelerated restricted stock awards and stock options.

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		%	%	%	%	%	%

Laidacker M. Seaberg	2008	91.7	—	—	—	8.3	100.0
	2007	49.5	—	47.0	—	3.5	100.0

Timothy W. Newkirk	2008	85.7	—	—	6.3	8.0	100.0
	2007	49.0	—	43.5	—	7.5	100.0

Randy M. Schrick	2008	83.7	—	—	5.4	10.9	100.0
	2007	47.5	—	45.0	—	7.5	100.0

Brian T. Cahill	2008	83.6	—	—	5.4	11.0	100.0
	2007	48.0	—	45.0	—	7.0	100.0

Robert J. Zonneveld	2008	89.0	5.3	—	5.7	*	100.0
	2007	—	—	—	—	—	—

Dr. Donald Coffey	2008	94.0	—	—	6.0	*	100.0
	2007	—	—	—	—	—	—

*                             Less than 0.1%.

How we Determine Compensation.

As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.

When considering compensation matters, the Committee relies upon the experience of its members and upon the recommendations of management.  It also often uses and relies upon the recommendations of outside consultants retained by the company. The Committee has used The Hay Group in connection with its recommendations for salary and Pearl Meyer & Partners in connection with aspects of certain programs for annual cash incentive awards and stock incentive awards.

Base Salary.  We generally determine salaries of named executive officers through the following process.  Every three years, our Vice President – Human Resources develops a summary of the titles and job descriptions of senior officers and other employees and submits them to The Hay Group, which maintains survey data for similar sized manufacturing firms located in the Midwest. The Hay Group prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from The Hay Group updated information regarding average pay increases at the companies for which The Hay Group maintains survey data. This survey information or summaries thereof is provided to the Committee.  The Committee reviews this information, considers any recommendation made by the CEO with respect to other named executive officers and tries to assure that each officer’s base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at this targeted level for comparable positions at companies within the survey, a particular individual’s salary may fall above or below the targeted level because of his or her tenure, experience level or performance.   In 2007 and 2008 we targeted our base salaries at the 25th percentile of the market for base salaries.  In order to provide more competitive compensation, in June 2008 the Compensation Committee determined to commence targeting base salaries at the 50th percentile of the market for base salaries.

When we retained Dr. Coffey as Director of Research and Development in July 2007 and Mr. Zonneveld as Chief Financial Officer in September 2007, we negotiated their base salaries with the foregoing considerations in mind.   We set Dr. Coffey’s base salary at $185,000 and Mr. Zonneveld’s at $195,000.  Mr. Zonneveld also negotiated a $10,000 signing bonus from us.

When making annual adjustments, the Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions.  Salary increases for fiscal 2007 and fiscal 2008 for an executive receiving an outstanding performance evaluation for the prior year generally ranged from 7.5% for an individual whose base compensation was at 80% of the midpoint of comparable positions in the survey to 4.5% for those whose compensation was at 120% of the midpoint. Similarly, increases for executives with an adequate performance evaluation ranged from 4.5% for an individual whose base compensation was at 80% of the midpoint of comparable positions in the survey to 1.5% for those whose compensation was at 120% of the midpoint.  Persons receiving a marginal evaluation generally received no salary increase. The salaries shown in the Summary Compensation Table reflect annual adjustments at the beginning of fiscal 2007 and fiscal 2008 to the salaries of the named executive officers as shown below.  No adjustments are shown for Messrs. Coffey and Zonneveld because they were not employed at the time adjustments were made.

		2007	2008
•	Mr. Seaberg	4.0%	3.5%
•	Mr. Newkirk	30.0%	12.0%
•	Mr. Schrick	2.5%	4.0%
•	Mr. Cahill	3.0%	3.5%
•	Mr. Zonneveld	N/A	N/A
•	Dr. Coffey	N/A	N/A

Annual adjustments are usually made in June, effective at the start of the next fiscal year.  Adjustments are sometimes made as a result of a promotion or other change in duties.  Mr. Newkirk was appointed Chief Operating Officer in March of 2006, and the 30% increase in salary noted above in fiscal 2007 was primarily based on that change in responsibility.  In October of 2006 he was named President, at which time his base salary was increased from $180,000 to $235,000.  When he was named Chief Executive Officer in March 2008, his base salary was increased from $263,000 to $320,000.  These adjustments were in accordance with the recommendations of The Hay Group, based on salaries for executives with similar positions with surveyed companies.  When Mr. Seaberg determined to step down as Chief Executive Officer, he advised the committee that he would continue to serve as Chairman of the Board and remain available on at least a half time basis to assist Mr. Newkirk.  The committee determined to reduce his base compensation to $236,750, one-half of its then existing level.

Although the Compensation Committee usually makes annual adjustments in June, it deferred taking action in 2008 because of the effect of rising commodity prices on our performance.

Annual Cash Incentive.  We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of stockholders.  No annual cash incentive was earned in three of the six years since implementation of the annual incentive program used in fiscal 2007, due in large part to volatility in prices of energy, raw materials and gasoline.  In most of these years, it was apparent to affected employees shortly after the start of the year that threshold requirements could not be met.  Concerned that the program did not properly take into account the opportunity cost of capital or business conditions that often were beyond the control of the affected employees, as discussed below, the Committee asked management to propose a new program that would better induce management and more closely align our incentive plans with creating stockholder value.

Fiscal 2007.  In 2003, the Committee developed the model that it used for our annual cash incentive award program in fiscal 2007 with the assistance of Pearl Meyer & Partners.  As part if its work, Pearl Meyer & Partners recommended award levels for about 20 senior manager positions, including each of the named executive officers or their predecessors, based on a comparison of their job responsibilities with those of executives included in survey data used by Pearl Meyer & Partners.   Under the model, performance measures were based on our business strategy with a view to providing an incentive for all participants to work together and linking executive rewards with the attainment of our strategic objectives.  Incentive goals under this program were developed annually in consultation with senior management.

For fiscal 2007, our Committee determined that each named executive officer would have a target cash incentive award equal to a percent of salary based on his or her position and competitive market data provided by Pearl Meyer & Partners.  There were also threshold and maximum possible outcomes that, together with the target percentages, provided a range of possible payouts based on the extent to which company-wide performance objectives measures were met, as follows:

Participant	Threshold	Target	Maximum
	%	%	%
Laidacker M. Seaberg	0	50	100
Timothy W. Newkirk	0	40	80
Randy M. Schrick	0	35	70
Brian T. Cahill	0	35	70
Robert J. Zonneveld	N/A	N/A	N/A
Dr. Donald Coffey	N/A	N/A	N/A

The performance measures for the annual cash incentive plan were based on a desire to ensure the continued profitability of the distillery segment and restore profitability to the former ingredients segment.  Two performance measures for fiscal 2007 related to these segments, including the distillery segment return on assets and the former ingredients segment cash flow. The target for the distillery segment was pre-tax return on assets of 35.5%;  the target for the former ingredients segment was segment cash flow of ($1,000,000). The third performance measure was earnings per share for the entire company.  Our target for purposes of the annual cash incentive plan was $1.78 per share. Each segment measure was weighted 25% and the earnings per share segment was weighted 50%. Under the program, a partial incentive award was possible if one or more but not all performance measures exceeded the threshold level.  However, as in prior years, under the 2007 program, participants would receive no incentive award if earnings per share did not meet a minimum “gatekeeper” level, generally set somewhat below the target level defined in the plan.  In fiscal 2007 the gatekeeper level was earnings per share of $1.38.  Although we met or exceeded target for our two segment performance measures, the minimum gatekeeper threshold for earnings per share was not met, and no cash incentives were paid under this program in fiscal 2007.

Fiscal 2008. During the spring of 2007,  members of the Committee and management discussed and developed a new program, based on what we call modified economic profit (“MEP”), which considers the dollar amount of wealth that has been created or lost in a reporting period. MEP is a financial performance measure that calculates the profits that remain after considering an assumed cost of capital.  It equals income from operations, net of taxes, less the product of total capital employed in our business times cost of capital, which for purposes of the new program is estimated at 11%. This percentage represents our estimate of the rate of return that stockholders might derive if they invested their monies in other companies of comparable risk.  While subject to change, it is assumed that this amount will remain constant from year to year.    Total capital represents current assets (excluding cash) less current liabilities plus the book value of plant, property and equipment, plus goodwill and other long term assets. For purposes of the plan, we include amounts payable under annual awards in determining income from operations.

The goal of the new program is to align more closely how we compensate employees with our business strategy.  Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment and create efficiencies to improve our ongoing operations.   We reward them for success by basing annual cash bonuses primarily on amounts earned in excess of what the Committee deemed a fair return on our assets.

At the June 2007 meeting of the Board, the Committee recommended and the Board approved in concept a five year, annual cash incentive program under which annual awards will be based on improvements in MEP.  A definitive plan was discussed and approved at meetings held in August. The Board established a targeted annual growth rate for MEP (Target) of $3.15 million, which was equivalent to an average earnings per share increase of $0.186 based on shares outstanding at August 30, 2007 and which the Committee felt would generate a reasonable rate of return to stockholders for their investment in the Company.   It also established a starting hypothetical bonus pool amount (“available pool amount”) of $10.5 million,  which initial amount represented the amount that the Committee estimated would have been paid in fiscal 2008 through 2010 if the Company met target under the old incentive program, and which amount will amortize in equal increments (each increment, the “amortized amount”) over 5 years.  Increases in MEP up to the Target amount will be subject to payout; increases in excess of Target will be added to the available pool amount.  The Target and available pool amount were established to remove some volatility from our annual incentive plan.  Although it is anticipated that the annual Target will be the same for each year of the program, the Committee may change the targeted growth rate from year to year.  The Committee also may determine whether any non-recurring or extraordinary item will be included in income from operations.

In a year in which the change in MEP from the prior year is positive but less than the Target amount, participants may receive an incentive payment equal to the change in MEP plus 1/3 of the available pool amount, less the amortized amount.  In a year in which the change in MEP from the prior year is positive and also greater than the Target amount, the amount of MEP in excess of the Target amount will be added to the available pool amount and the incentive payment will equal the Target amount plus 1/3 of the available pool amount, less the amortized amount.  In a year in which the change in MEP from the prior year is negative, the available pool amount will be reduced by the amount of the negative change in MEP, not to exceed the Target amount, and the incentive payment, if any, will equal 1/3 of the remaining available pool amount,  less the amortized amount.  The Committee must approve and may adjust any award prior to its payment. Had the targeted annual growth rate for MEP been achieved, the total amount that might have been paid as bonuses for fiscal 2008 was approximately $3.8 million.  However, the change in MEP from the prior year was negative, and the amount available for bonuses under the program for fiscal 2008 was only $350,000.  Assuming Target is met next year and that there are no changes in other assumptions used to calculate MEP, the amount available for bonuses with respect to fiscal 2009 will be approximately $2.7 million.

Participation levels of participants under the cash incentive program for 2008 were determined as follows.  Each participant was assigned an incentive target based on a percentage of base pay so that a participant’s targeted bonus opportunity equals his or her incentive target multiplied by his or her base pay.  These targets were recommended to the Committee by Pearl Meyer & Partners.  The aggregate amount required to fund all bonuses at the targeted level was then determined.  The bonus paid for each participant was then determined by multiplying the amount available for bonuses by a fraction, the numerator of which was his or her individual bonus opportunity and the denominator of which was the sum of all participants’ bonus opportunities. Had the total payout exceeded the targeted level, each participant’s bonus as a percentage of base pay would have been increased. However, because it was less, each participant’s bonus as a percentage of base salary was decreased.  The incentive targets for the named executive officers are as set forth below.  Bonus amounts took into account Mr. Zonneveld’s employment date and changes in pay and employment status in the case of Messrs. Seaberg and Newkirk.

Participant	Incentive Target as a % of Base Pay	2008 Cash Incentive

Laidacker M. Seaberg	0	0
Timothy W. Newkirk	80	$20,500
Randy M. Schrick	70	$13,716
Brian T. Cahill	70	$13,252
Robert J. Zonneveld	70	$10,920
Dr. Donald Coffey	70	$10,983

Long Term Incentives.  At the 2004 Annual Meeting, stockholders approved the MGP Ingredients, Inc. Stock Incentive Plan of 2004 (the “2004 Plan”), which authorized restricted stock as well as other forms of equity based awards. The number of shares issuable under the 2004 Plan was 980,000, of which 68,796 were available for future awards as of August 29, 2008.  We developed the 2004 Plan and the long term incentive program that we used in fiscal 2007 and in several prior years with the assistance of Pearl Meyer & Partners.  In 2003 we asked them to recommend a program which motivated the generation of stockholder value, increased management ownership of stock and provided (i) a long term financial performance counterbalance to the short term orientation of salary and annual cash incentives, (ii) long term incentives in a cost efficient manner and (iii) a tool to help increase retention of and attract executives to the Company.  Pearl Meyers & Partners recommended to the Committee the program that we used under the 2004 Plan in fiscal 2007 and prior years following meetings with the Committee and interviews with senior management.

Fiscal 2007.  In fiscal 2007 and the prior four fiscal years, we used performance accelerated restricted shares as our long-term incentive.  The performance accelerated restricted share awards made in 2007 vest after seven years, based on the passage of time, but are subject to accelerated vesting in three years if we meet a cumulative earnings goal of $3.28 per share over fiscal years 2007, 2008 and 2009.  The Committee consulted with management in setting the cumulative earnings per share performance measures that will result in accelerated vesting of awards, if achieved.  It based the aggregate number of shares suggested for awards primarily on the aggregate of the long term incentive values of all participants, as determined by Pearl Myers & Partners based on survey data. It increased the number of shares awarded to adjust for an oversight made in determining the shares to be awarded in 2004.  It then took the aggregate number of shares to be awarded and reallocated them to each executive based on actual salaries, which resulted in a more egalitarian distribution of shares across the executive group. It also took into account tenure and skill levels of our executives prior to finalizing the awards.

Fiscal 2008.  When it adopted the new annual cash incentive program based on MEP, the Board also approved a new restricted stock program to be administered under the Company’s 2004 Stock Incentive Plan and under which amounts awarded are based in part on improvements to MEP. Under the program, subject to the availability of shares under the 2004 Stock Incentive Plan,  restricted stock awards will be made each year (commencing in Fiscal 2009) and generally will be based on a percentage (approximately 85.7%) of the increase in MEP over the prior year. However, the maximum grant date market value of the awards made for any year to all participants will be $4.5 million and the minimum grant date market value made in any year to all participants, including years in which the change in MEP is negative,  will be $1.5 million. The actual number of shares issued to all participants with respect to a fiscal year will be determined on the date the Committee certifies the change in MEP for such year.  Shares awarded will vest in 5 years and will be eligible for dividends during the vesting period. Provisions for forfeiture and accelerated and pro rata vesting generally are similar to those under the guidelines for the Company’s outstanding performance accelerated restricted stock awards.

Because the change in MEP for fiscal 2008 was negative, shares were awarded at the minimum level of $1.5 million.  The award date was August 28, 2008 and therefore amounts shown are not reflected in this year’s Compensation Table.  Each participant’s participation level is based on the ratio of his or her adjusted gross pay to the adjusted gross pay of all participants.  This methodology was recommended to the Committee by Pearl Meyer & Partners.   Participation levels of named executive officers are as set forth below based on a grant date fair value per share of $5.06 are as set forth below.  No shares were awarded to Mr. Seaberg because he was no longer a full time employee on the date of grant.

Participant	# of shares	Grant date fair value($)

Laidacker M. Seaberg	0	0
Timothy W. Newkirk	17,695	$89,536
Randy M. Schrick	13,530	$68,461
Brian T. Cahill	13,072	$66,144
Robert J. Zonneveld	10,772	$54,506
Dr. Donald Coffey	10,834	$54,820

Retirement Compensation.  We provide equity based retirement compensation through participation in our ESOP and non-equity based compensation through our 401(k) plan. Both are tax qualified defined contribution plans. The amounts of our contributions to the ESOP and the 401(k) Plan are determined by the Board each year based on the Committee’s recommendation.  The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year. While the ESOP is invested primarily in Company stock, the 401(k) plan allows employees to direct and diversify their retirement accounts into various mutual funds.  Our profit sharing contribution is currently split equally between the ESOP and 401(k) plans, thus enhancing diversification.  In fiscal 2007, we contributed an amount equal to 7-1/2% of eligible compensation to each of the ESOP and the 401(k) Plan.  In fiscal 2008 we contributed an amount equal to 4-1/2% of eligible compensation to each plan.  The Committee recommended a higher contribution level in fiscal 2007 in recognition of the Company’s performance during the year.

Named executive officers participate in both plans on the same basis as other employees.  Shares purchased under the ESOP and amounts contributed under the 401(k) plan are allocated to participant accounts in proportion to each participant’s eligible compensation, as defined, in the respective plan.  Generally, ESOP accounts are distributed to terminated participants who have completed at least three years of service, upon death, permanent disability or retirement.  Three years service is required for full vesting in the amount of the company contribution to the 401(k) plan.

Other Compensation Programs.  We do not provide executive perquisites of any significance.  We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements.

Except for provisions in long term incentive plans applicable to all participants, we do not have formal arrangements for paying severance to our executive officers upon their termination or a change in control but may negotiate severance arrangements on a case by case basis.

Tax and Accounting Considerations and Other Matters.

Tax Considerations.  Under IRC Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.”  Because our incentive programs have a retention purpose as well as an incentive purpose, our Committee generally has not viewed it as practicable or in our best interests to qualify compensation programs under 162(m).

Accounting Considerations.  With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.  Compensation expense related to our performance accelerated restricted stock awards granted in prior years is based on the market price of the stock on the date the Board approved the program and is amortized over the vesting period of the awards. The amortization period may vary depending on whether we expect the vesting period to be three years or seven years.  Compensation expenses related to the restricted stock awards that we made on August 28, 2008 is based on market price of the stock on that date and will be amortized over five years.

Other Matters.  Although we seek to increase management’s opportunity to own our stock through our long term incentive program, we have not adopted share ownership guidelines;  a number of our senior executives already have significant holdings, individually and/or through their participation in our ESOP.

We do not have a hedging policy, but our code of conduct prohibits short sales and trading in our stock.

We have not adopted a policy relating to the recovery of awards if the relevant performance measures upon which they were based are restated in a manner that would have reduced the size of the award.

SUMMARY COMPENSATION TABLE

FISCAL YEARS ENDED JUNE 30, 2008 AND JULY 1, 2007

The following table shows the compensation that we paid to our principal executive officer (“PEO”), our principal financial officer (“PFO”) and to each of our four other most highly compensated executive officers during the last two fiscal years for services to us in all capacities.

Name and Principal Position	Year	Salary($)			Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)(4)		Total ($)

Laidacker M. Seaberg Chairman (5)	2008 2007	$ $	404,899 468,148	(8)	— —	$ $	150,063 167,584	—	— —		$ $	36,684 46,504	$ $	591,646 682,236

Timothy W. Newkirk President and Chief Executive Officer (PEO) (5)	2008 2007	$ $	278,904 222,846		— —	$ $	53,263 57,292	— —	$ $	20,500 —	$ $	26,009 37,114	$ $	378,576 317,252

Randy M. Schrick Vice President – Engineering & Corporate Director of Distillery Products Manufacturing	2008 2007	$ $	213,262 212,254	(8)	— —	$ $	68,486 76,473	— —		$13,716 —	$ $	27,884 37,844	$ $	323,348 326,864

Brian T. Cahill Executive Vice President -Distillery Products Segment (6)	2008 2007	$ $	206,048 202,002		— —	$ $	65,589 73,283	$ — 2,598		$13,252 —	$ $	27,046 36,364	$ $	311,935 314,247

Robert J. Zonneveld Vice President Finance & Administration & Chief Financial Officer (PFO) (6)	2008 2007		$169,788 —		$10,000 —	— —		— —		$10,920 —		$92 —		$190,800 —

Donald Coffey, Ph.D. Executive Vice President, Ingredients Solutions Segment(7)	2008 2007		$170,769 —		— —	— —		— —		$10,983 —		$153 —		$181,905 —

(1)

The amount shown is the amount recognized for fiscal year financial statement reporting purposes with respect to performance accelerated restricted stock awards in accordance with FAS 123R. In valuing restricted stock awards, grant date fair value per share is assumed to be the closing market price on the grant date. No awards were made in fiscal 2008. Awards granted in 2007 and prior years vest on an accelerated basis if specified performance goals are met over a three year period and otherwise vest in seven years. The Summary Compensation Table reflects the compensation expense for the year related to such awards made in fiscal years 2005, 2006 and 2007. The performance goal for the awards made in fiscal 2004 was met and those awards vested in 2006 and are not reflected in this table. Accelerated or partial vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value.

(2)

Prior to 2004, we provided long term equity incentives through stock options granted under our Stock Incentive Plan of 1996 and our Stock Incentive Plan of 1998 for Salaried Employees. The amount shown is the amount recognized for the fiscal year financial statement reporting purposes with respect to stock options granted in fiscal 2003 in accordance with FAS 123R. See note 8 to the Company’s notes to financial statements included in our 2008 Annual Report for assumptions made in valuing stock option awards. Such options vested in equal increments over a four year period.

(3)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(4)

Includes the Company’s contributions to the Company’s Employee Stock Ownership Plan and 401(k) plan allocated to the accounts of each executive officer for fiscal 2007 and fiscal 2008 in the following amounts: 2007 – Mr. Seaberg-$33,000; Mr. Newkirk-$33,000; Mr. Schrick-$31,510; and Mr. Cahill- $30,300. Amounts contributed represent 7 1/2% of eligible compensation under both plans. 2008 – Mr. Seaberg-$20,250; Mr. Newkirk-$20,250; Mr. Zonneveld-$0; Mr. Schrick-$20,250; Mr. Cahill- $19,737 and Mr. Coffey-$0. Amounts contributed represent 4 1/2% of eligible compensation under both plans. Also includes amounts paid as dividends on unvested performance accelerated restricted shares as follows: 2007 – Mr. Seaberg-$13,320; Mr. Newkirk-$3,930; Mr. Schrick-$6,150; Mr. Cahill-$5,880; 2008 – Mr. Seaberg-$16,250; Mr. Newkirk- $5,575; Mr. Zonneveld-$0; Mr. Schrick- $7,450; Mr. Cahill-$7,125; and Mr. Coffey-$0. Also includes $15.30 per month paid by the Company towards the purchase of life insurance.

(5)

Mr. Seaberg served as Chief Executive Officer in fiscal 2007 and in fiscal 2008 until March 5, 2008, when he stepped down from that position and Mr. Newkirk was appointed to succeed him. Prior thereto, Mr. Newkirk served as Chief Operating Officer.

(6)	Mr. Cahill served as Chief Financial Officer in fiscal 2007 and fiscal 2008 until August 30, 2008, when Mr. Zonneveld was employed and appointed Chief Financial Officer.

(7)	Dr. Coffey was employed by the Company in July 2007 and was appointed to this position on June 16, 2008.

(8)	Includes $2,188 paid to Mr. Seaberg and to Mr. Schrick as directors’ fees in fiscal 2007 and $2,188`paid as director’s fees in fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

FISCAL YEAR ENDED

JUNE 30, 2008

The following table shows information concerning stock options and restricted stock awards outstanding held by the named executive officers at June 30, 2008.  No stock options of any of the named executive officers were repriced.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Laidacker M. Seaberg	48,000 48,000 48,000 48,000	6.25 4.00 4.65 6.44	12/10/2008 12/9/2009 6/8/2011 6/12/2012	14,800 29,600 20,600	(2)(5) (3)(5) (4)(5)	$ $ $	85,840 171,680 119,480

Timothy W. Newkirk	0	—	—	5,000 8,100 9,200	(2) (3) (4)	$ $ $	29,000 46,980 53,360

Randy M. Schrick	2,000 18,000	$4.65 6.44	6/8/2011 6/12/2012	7,000 13,500 9,300	(2) (3) (4)	$ $ $	40,600 78,300 53,940

Brian T. Cahill	14,000 14,000 10,000	$4.65 6.44 3.62	6/8/2011 6/12/2012 12/2/2012	6,600 13,000 8,900	(2) (3) (4)	$ $ $	38,280 75,400 51,620

Robert J. Zonneveld	0	—	—	0		—

Donald Coffey, Ph.D.	0	—	—	0		—

(1)	Because they will vest in any event after seven years, we report our performance accelerated restricted stock awards in this column instead of as equity incentive plan awards.
(2)	These shares will vest in 2011.
(3)	These shares vest in 2012.
(4)	These shares vest in 2009 if a specified performance goal is met and in 2013 if the goal is not met.
(5)

At its meeting on August 28, 2008 the Human Resources and Compensation Committee determined to waive minimum vesting conditions and to permit accelerated vesting on a prorata basis with respect to performance accelerated restricted stock awards previously granted to four employees who had retired, were disabled or who were involuntarily terminated without cause, including Ladd Seaberg, who retired as an employee on June 30.  As a result of this action, Mr. Seaberg was vested pro rata in 27,029 shares out of the total of 65,000 shares shown in the table.

GRANTS OF PLAN-BASED AWARDS

FISCAL YEAR ENDED JUNE 30, 2008

The following table shows the estimated payout to the named executive officers in Fiscal 2009 under the Company’s MEP based annual cash incentive program assuming an annual growth rate of MEP over fiscal 2008 of $3.15 million.  Mr. Seaberg is not shown in the table because he retired on June 30, 2008 and is not eligible to participate.  Lower payments are possible as long as the increase in MEP over fiscal 2008 exceeds approximately $500,000. Larger payments also are possible if the growth in MEP exceeds $3.15 million.  Such other potential payments are not presented because they are not presently calculable.  The formula for deriving an individual’s potential maximum bonus is as follows:  (individual bonus opportunity/total of all participant bonus opportunities) times ($3.15 million + 1/3 ($4.9 million + increase in MEP above $3.15 million) - $2.1 million).  Actual payments may vary depending on the addition or deletion of participants during the year.

Name	Estimated 2009 Payouts Under Non- Equity Incentive Plan Awards at Target ($)

Timothy W. Newkirk	$173,907
Randy M. Schrick	$101,478
Brian T. Cahill	$98,054
Robert J. Zonneveld	$92,728
Donald Coffey, Ph.D.	$87,973

Our Annual Cash Incentive Plan is Discussed under the caption “Annual Cash Incentive” in “Compensation Discussion and Analysis”.  Amounts shown are based on the same assumptions with respect to cost of capital and targeted annual growth in MEP as applied during fiscal 2008 and a “banked” amount at the start of fiscal 2009 of $4,900,000.

OPTION EXERCISES AND STOCK VESTED

DURING FISCAL YEAR ENDED JUNE 30, 2008

Mr. Seaberg was the only Named Executive Officer that exercised options during fiscal 2008.  No Named Executive Officer realized any benefit as a result of the vesting of restricted stock awards during fiscal 2008.  The following table provides information concerning the exercise of options by Mr. Seaberg during the fiscal year ended June 30, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise($)

Laidacker M. Seaberg	48,000	$54,240

Potential Payments upon Termination or Change-in-Control

General

As noted above, except for provisions in long term incentive plans applicable to all participants, we generally do not have formal arrangements for paying severance to named executive officers upon their termination or a change in control, but may negotiate severance arrangements on a case by case basis.

Restricted Stock Awards

Accelerated or partial vesting is permitted under our restricted stock awards upon a change of control or if employment is terminated as a result of death, disability, retirement or, in the discretion of the Committee,  termination without cause. The following summarizes the arrangements provided for in restricted share awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements and has exercised such discretion from time to time.  We provide for change in control payments in our long term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.

In the event of a participant’s death, disability, retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after one year from the date of grant specified in the agreement evidencing the stock award but prior to the end of the third fiscal year after the year in which the award was made, performance accelerated restricted shares issued to the participant in fiscal 2007 and prior years vest, on the date the Committee determines that the applicable performance measure has been met, as to the number of performance accelerated restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of first day of the fiscal year in which the award was made and ending on the date of termination of employment, and the denominator of which is thirty-six.  The balance of performance accelerated restricted shares issued to the participant is forfeited.

If the performance measure is not attained, then, in the event of a participant’s death, disability, retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award but prior the end of the seventh fiscal year after the fiscal year in which the award was made, the performance accelerated restricted shares issued to such participant vest on the date of termination as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months of employment (including fractional months as full months) that the participant was employed by us, commencing as of the first day of the fiscal year in which the award was made and ending on the date of termination of employment, and the denominator of which is eighty-four.  The balance of performance accelerated restricted shares is forfeited by the participant.

In the event of a participant’s death, disability, retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award, restricted shares issued to the participant on August 28, 2008 vest as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of July 1, 2008 and ending on the date of termination of employment, and the denominator of which is sixty.  The balance of restricted shares issued to the participant is forfeited.

As noted above, the Committee has exercised its discretion to modify these arrangements from time to time.  The 2004 Plan permits accelerated vesting on a pro rata basis of restricted stock awards not intended to be qualified under Section 162(m) of the Internal Revenue Code when employment is terminated by reason of disability, death, retirement or, at the discretion of Human Resources and Compensation Committee, involuntarily without cause.  The Committee has exercised its discretion to permit such pro rata vesting of awards;  the period over which performance accelerated restricted stock awards has been pro rated has been either thirty-six or eighty-four months, depending on whether the award in question vested on an accelerated basis for other employees.

All restricted shares become fully vested in the event of a change of control. A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation.

If an employee’s employment terminates during an annual MEP incentive plan year by reason of retirement, death, or total disability, the annual component of his or her incentive compensation dollar amount for the plan year, if any, shall be prorated and the employee will be entitled to receive such prorated amount less the employee’s percentage interest in any amounts previously paid from the available pool amount that were in excess of amounts earned with respect to the year or years for which such amounts were paid.  Similar treatment may be given an employee who is terminated without cause, at the discretion of the Committee.  Upon termination of the plan or a change in control, persons who are then participants will receive the excess, if any, of (a) their respective percentage interests in any excess amounts previously carried over to the available pool amount which remain unpaid (subject to prior reductions, if any) over (b) their respective percentage interests in any amounts previously paid from the available pool amount that were in excess of amounts earned with respect to the year or years for which such amounts were paid. As of June 30, 2008, no amounts would be payable to any participant under these provisions upon a change in control.

Assuming termination without cause or that a change in control occurred as of June 30, 2008, the value of the performance accelerated restricted shares outstanding as of such date held by the named executive officers that would vest (a) in accordance with the terms of their grant awards and (b) if the Committee were to waive vesting requirements, assuming, in the case of termination, that applicable performance measures were not met, is as shown below.  Amounts shown are based on a price of $5.80 per share.  Termination values based on the assumption that performance goals are met are not shown because (i) goals for fiscal 2005 and 2006 awards were not met, and the Company considers it remote that goals for fiscal 2007 will be met, and (ii) although it has permitted pro rata vesting based on an 84 month vesting period, the Human Resources and Compensation Committee has not also waived performance goals to permit pro rata vesting over a 36 month vesting period.    Mr. Seaberg is not show because on August 28, 2008  he was permitted to vest pro rata in 27,029 shares having a June 30, 2008 value of $156,768.

	Termination Value Performance Goals Not Met
Name	Per Grant Terms	Vesting Waived	Change in Control Value

Timothy W. Newkirk	$36,706	$51,951	$129,340
Randy M. Schrick	$56,757	$72,169	$172,840
Brian T. Cahill	$54,189	$68,937	$165,300
Robert Zonneveld	0	0	0
Donald Coffey, Ph.D.	0	0	0

DIRECTOR COMPENSATION

FISCAL YEAR ENDED JUNE 30, 2008

The following table shows compensation paid to all directors who are not also executive officers during the fiscal year ended June 30, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (4)	Option Awards ($)(3) (5)	All Other Compensation($)	Total ($)

Michael Braude	$28,000	$8,327	0	0	$36,327
John E. Byom	$35,000	$8,327	0	0	$43,327
Cloud L. Cray, Jr.	$18,000	$8,327	0	0	$26,327
Gary Gradinger	$30,000	$8,327	0	0	$38,327
Linda E. Miller.	$31,000	$8,327	0	0	$39,327
Daryl. R. Schaller	$32,500	$8,327	0	0	$40,827
John. R. Speirs	$31,000	$8,327	0	0	$39,327

(1)           Non-employee directors are paid a retainer at the rate of $3,750 quarterly and meeting fees of $1,000 for each meeting of the Board or committee thereof attended.  The chairperson of the Audit Committee is now paid an additional retainer at the rate of $1,250 quarterly and the chairperson of the Human Resources and Compensation Committee is now paid an additional retainer at the rate of $625 quarterly.  Employee directors receive a fee of $437.50 for attendance at each meeting of the Board of Directors.  Fees paid employee directors are reflected in the Summary Compensation Table.

(2)           Under the Non-Employee Directors’ Restricted Stock Plan, which was approved by stockholders at the 2006 Annual Meeting, on the first business day following the date of each annual meeting of stockholders, each non-employee director is awarded shares of restricted stock with a fair market value of $12,500, as determined on such first business day following the annual meeting.  The shares awarded become fully vested upon the occurrence of one of the following events:  (1) the third anniversary of the award date, (2) the death of the director, or (3) a change in control, as defined in the Plan.  The Human Resources and Compensation Committee may allow accelerated vesting in the event of specified terminations other than the resignation of the director, which would result in forfeiture of an unvested award.  Directors are entitled to dividends on unvested shares.  The amount shown in the table is the amount recognized for fiscal year financial statement reporting purposes with respect to restricted stock awards in accordance with FAS 123R. The grant date fair value of such awards, determined in accordance with FAS 123R,  was $12,500, or $21.45 per share for awards made in fiscal 2007 and $8.77 per share for awards made in fiscal 2008.  Grant date fair value per share was assumed to be the closing price of the Company’s stock on the grant date.

(3)           Pursuant to a stockholder approved plan, prior to 2006 each non-employee director received an automatic grant of an option to purchase 2,000 shares of the Company’s Common Stock on the first business day following each annual meeting of stockholders at a price equal to the fair market value of the Common Stock on that date.  Options became exercisable on the 184th day following the date of grant and expire on the sooner of (a) ten years from the date of grant, (b) three years following termination of the director’s office due to retirement following age 70, (c) one year following termination of the director’s office due to death or (d) 90 days following the date of the termination of the director’s term of office for any other reason.  This plan expired on October 10, 2006. No amount was recognized for fiscal year financial statement reporting purposes with respect to options granted directors in prior years because such options were fully expensed prior to fiscal 2008.

(4)           As of June 30, 2008, the number of shares subject to restricted stock awards held by each of the non-employee directors named in the table was 2007.

(5)           As of July 1, 2007, the number of outstanding options held by each of the non-employee directors named in the table was as follows:  Mr. Braude-0; Mr. Byom–4,000; Mr. Cray–16,000; Mr. Gradinger–2,000;  Ms. Miller-0; Dr. Schaller–4,000; Mr. Speirs–4,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 30, 2008 the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially Owned (a)
	Common Stock		Preferred Stock
Stockholder	No. of Shares	%	No. of Shares	%

Michael Braude (b)	11,843	*
John E. Byom	16,144
Brian Cahill (b)(c)	95,904	*
Donald Coffey	0	—
Cloud L. Cray, Jr.(b)(d)(e)	3,549,390	20.8	333	76.2
Richard B. Cray (d)(f)	26,000	*	334	76.4
Gary Gradinger	11,247	*
Linda E. Miller (b)	13,184	*
Tim Newkirk	22,300	*
Dave Rindom (c)	42,289	*
Daryl Schaller, Ph.D. (b)	13,238	*
Randy M. Schrick (b)(c)(g)	116,184	*
Laidacker M. Seaberg (b)(c)(d)(h)	1,239,280	7.3	404	92.4
John R. Speirs	15,245	*
Robert Zonneveld	0	—
MGP Ingredients Voting Trust (d)	—	—	333	76.2
Trustees of the Company’s ESOPs (c)	1,256,696	7.4
All Executive Officers and Directors as a Group of 19(b)(i)	5,309,419	31.3	404	92.4
Bank of America Corporation
NB Holdings Corporation
Bank of America N.A.
Columbia Management Group, LLC
Columbia Management Advisors, LLC(j)	925,027

* less than 1%

(a)           For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them.  Except as otherwise indicated in the table or the footnotes below, as of June 30, 2008 each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002.  Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.

(b)           The table includes shares which may be acquired pursuant to stock options granted under the Company’s stock option plans that became exercisable on or before September 1, 2008.  These consist of options held by one non-employee director (Mr. Cray) to purchase 16,000 shares and three non-employee directors (Messrs. Schaller, Byom and Speirs) to purchase 4,000 shares each and one non-employee director (Mr. Gradinger) to purchase 2,000 shares, options held by Messrs. Cahill, Schrick and Seaberg to purchase 38,000, 20,000 and 192,000 shares, respectively, and options held by all executive officers and directors as a group to purchase 348,750 shares.

(c)           The Company’s Employee Stock Ownership Plan (ESOP) holds for the benefit of participants 1,256,696 shares of Common Stock, all of which are attributed in the table to each of the five trustees..  The trustees are obligated to vote the shares which are allocated to participants in accordance with instructions given by such participants, all of which were allocated at June 30, 2008.  Any unallocated shares are voted by the trustees.  The trustees, and the number of shares allocated to their accounts, are as follows:  Mr. Newkirk (2,189 shares); Mr. Zonneveld (0 shares); Mr. Cahill (32,706 shares); Mr. Rindom (20,498 shares); and Mr. Schrick (41,341 shares).  A total of 303,277 shares are allocated to the accounts of all other officers and directors.  The number and percentage of ownership shown after the names of each of the Trustees in the table above do not include any of the 1,256,696 shares or any of the shares allocated to their individual accounts.  Accordingly, the aggregate beneficial ownership for each of the Trustees may be deemed to be the individual amounts and percentages shown, plus 1,256,696 shares and 7.4%.

(d)           The MGP Ingredients, Inc. Voting Trust holds 333 shares of Preferred Stock which are attributed in the table to the trustees, who share the power to vote the shares.  The beneficial interests in the voting trust are held by the Cray Family Trust.  The trustees of the Voting Trust and the Cray Family Trust are Mr. Cray, Jr., Mr. Seaberg and Mr. Richard B. Cray.  The Voting Trust will continue in effect until the last death of the issue of Cloud L. Cray, Sr. who was living at the creation of the Trust. There presently are 19 such persons living, the youngest of which is 32 years old.  The Voting Trust may also be terminated by the consent of a majority of the Trustees or the beneficiaries of 90% of the shares held in the Voting Trust or upon the sale of all the shares held in the Voting Trust.  Until the Voting Trust is terminated or dissolved, each Trustee may appoint a successor trustee, provided that any successor must be a major officer and stockholder of the Company or of a company which is a member of a “controlled group of corporations” of which the Company is a part.   (The original trustees of the Voting Trust are not subject to this requirement). The trustees are permitted to act with respect to the voting or divestment of shares of the Company’s stock held by the Voting Trust in accordance with the decision of a majority of the trustees. Actions by the trustees with respect to the voting or disposition of the shares may be effected by majority vote.

(e)           Includes 216,196 shares of Common Stock held by the Cray Medical Research Foundation with respect to which Mr.Cray, Jr. is a director, 884,090 shares of Common Stock held by other family trusts with respect to which Mr. Cray, Jr. or his spouse is a trustee and 26,000 shares held by the Cloud L. Cray Foundation.

(f)            Includes 333 shares of Preferred Stock held by the MGP Ingredients, Inc. Voting Trust and 26,000 shares of Common Stock held by a foundation with respect to which Mr. Richard B. Cray is a Trustee.

(g)           Includes 1,752 shares held by Mr. Schrick’s wife.

(h)           Includes 223,450 shares held by Mr. Seaberg’s wife.

(i)            Includes shares discussed under notes (a) through (h) as well as shares held by members of the families of officers not listed in the table.

(j)            The information shown is based on a Schedule 13G Filed February 7, 2008.  Of the shares reported as beneficially owned, the parties named claimed voting and disposition power as follows.

	Voting Power		Disposition Power
	Sole	Shared	Sole	Shared

Bank of America Corporation		835,264		925,064
NB Holdings Corporation		835,264		925,064
Bank of America N.A.	37	835,227	37	925,027
Columbia Management Group, LLC		835,227		925,027
Columbia Management Advisors, LLC	835,227		917,404	7,623

The address of each of the reporting persons is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2008, all of its executive officers, directors and greater-than-10% beneficial owners complied with the Section 16(a) filing requirements.

RELATED TRANSACTIONS

The Audit Review Committee is responsible for reviewing and approving material related party transactions.  The Company’s written Code of Conduct requires Audit Committee preapproval of any transaction involving an executive officer or director exceeding $50,000 in value in which such person might have a conflict of interest with the Company.  Examples of conflicts of interest as defined in the Code of Conduct include having a significant financial or other interest in a customer, supplier or competitor of the Company.  During fiscal 2008, there were no transactions involving related persons required to be disclosed under Item 404(a) of SEC Regulation S-K where the Company’s policies did not require review, approval or ratification or where such policies and procedures were not followed.  Generally, Item 404(a) of Regulation S-K requires disclosure of transactions in which the Company is a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

OTHER MATTERS

A Proxy confers discretionary authority with respect to the voting of shares represented thereby on any other business that properly may come before the meeting as to which the Company did not have notice prior to August 11, 2008.  The Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business.  However, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted by the persons named in the Proxy in accordance with their best judgment.  A Proxy also confers discretionary authority on the persons named to approve minutes of last year’s Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP was previously the principal accountant for the Company.  On September 17, 2008, the Audit Review Committee of the Company’s Board of Directors approved the dismissal of BKD, LLP and the engagement of KPMG LLP as the Company’s independent registered public accounting firm.  KPMG has informed the Company that it completed its prospective client evaluation process on September 18, 2008.

The audit reports of BKD, LLP on the consolidated financial statements as of June 30, 2008 and July 1, 2007 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that (i) both reports noted that in 2007, the Company changed its method of accounting for pension and post-retirement benefits, and (ii) the report on the consolidated financial statements as of June 30, 2008 noted that (a) the Company changed its measurement date used to account for its defined benefit post-retirement benefit plan and (b) the Company changed its method of accounting for uncertain tax positions.  The post-retirement plan changes resulted from the release by the Financial Accounting Standards Board (“FASB”) of Statement of Financial Accounting Standards Statement No. 158 (“SFAS 158”), Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), and the change in method of accounting for uncertain tax positions resulted from the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109.

The audit reports of BKD, LLP on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting as of July 1, 2007 and June 30, 2008, respectively, did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s two most recent fiscal years and through September 17, 2008, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of regulation S-K and related instructions) with BKD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BKD, LLP, would have cause it to make references to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for a material weakness related to the recognition of deferred income, which management identified in connection with its evaluation required by paragraph (d) of Regulation 13(a)-15 that occurred during the third quarter of fiscal 2008.  The Company believes that the material weakness was remediated as of March 31, 2008 and, as indicated above, BKD, LLP issued an unqualified report on the Company’s internal control over financial reporting as of June 30, 2008.   The Audit Review Committee discussed the material weakness with BKD,LLP, and the Company has authorized BKD, LLP to respond fully to inquiries from KPMG LLP.

During the two most recent fiscal years and through September 17, 2008, the Company did not consult with KPMG LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, or a reportable event as defined above.

Representatives of BKD, LLP and KPMG LLP are expected to be present at the stockholders’ meeting.  They will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, BKD, LLP, for the fiscal years ended June 30, 2008 and July 1, 2007 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such fiscal year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”) and (iv) other products and services (“Other Fees”).  The Audit Review

Committee has considered whether the provision of such services is compatible with maintaining the independence of BKD, LLP.  The Audit Review Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Review Committee has empowered its chairman to act on the committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Review Committee at its next scheduled meeting.

	Amount
Type of Fee	2008	2007

Audit Fees	$381,907	$394,012
Audit Related Fees	142,525	79,445
Tax Fees	0	8,386
All Other Fees	0	0
Total	$524,432	$481,843

PROXY SOLICITATIONS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.  Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Stockholders who intend to present proposals for inclusion in the Company’s Proxy Statement for the next Annual Meeting of Stockholders on October 15, 2009 must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention:  Marta L. Myers, Corporate Secretary, so that they are received on or before May 29, 2009.  In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders, unless the Company receives written notice of the matter on or before August 12, 2009, at the above address.

HOUSEHOLDING

Only one copy of the Company’s Annual Report and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders.  This procedure is referred to as “householding.”  In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials.  The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address.  If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc.,  Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-360-5232.  You can contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR ATTENDANCE AT STOCKHOLDER MEETINGS.

The Company’s policy is to ask directors to attend the annual meeting of stockholders, and all of the directors attended last year’s Annual Meeting.  Stockholders may communicate directly with board members by writing the board or individual board members in care of the Company’s Secretary at the Company’s executive offices.  Letters should be addressed as follows: Name of director - In care of Marta Myers, Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to stockholders without charge upon written request directed to Marta Myers, Corporate Secretary, or Steve Pickman, Vice President, Corporate Relations and Marketing Services, MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002-0130.  The Form 10-K and other reports that the Company files with the Securities and Exchange Commission may also be obtained through the Internet at www.mgpingredients.com.

By Order of the Board of Directors

Laidacker M. Seaberg
Chairman of the Board

September 26, 2008

Cray Business Plaza

100 Commercial Street

P.O. Box 130

Atchison, Kansas 66002-0130

Phone: 913-367-1480

www.mgpingredients.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE WE HAVE PROVIDED OR RETURN IT TO SECRETARY, MGP INGREDIENTS, INC., CRAY BUSINESS PLAZA, 100 COMMERCE STREET, ATCHISON, KS 66002.

Proxy/Voting Instruction Card — MGP INGREDIENTS, INC.	COMMON STOCK

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY. The undersigned appoints Laidacker M. Seaberg, Timothy W. Newkirk and Robert Zonneveld, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of stockholders to be held on October 16, 2008, or at any adjournment thereof.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

VOTING INSTRUCTION. To participants in the MGP Ingredients, Inc. Employee Stock Purchase Plan (the “ESPP”): This proxy/voting instruction card constitutes your voting instructions to the Plan Administrator, Computershare, to vote in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 16, 2008, or at any adjournment thereof.

IF YOU ARE A PARTICIPANT IN THE ESPP AND DO NOT DIRECT HOW YOUR ESPP SHARES SHOULD BE VOTED, THE PLAN ADMINISTRATOR WILL NOT VOTE YOUR ESPP SHARES.

The undersigned has received the Company’s Annual Report for 2008 and its Proxy Statement.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

PLEASE RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE.

000004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 16, 2008.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/MGPI
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy/Voting Instruction Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Election of Director — The Board of Directors recommends a vote FOR the nominee listed.

1. Election of one Group A Director for a term expiring in 2011:  01 - Gary Gradinger

☐    Mark here to vote FOR nominee

☐    Mark here to WITHHOLD vote from nominee

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B  Non-Voting Items

Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

		C 1234567890	J N T	MA A SAMPLE (THIS AREAS IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
		1 U P X	0 1 9 3 1 3 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00Y9HE

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MGP INGREDIENTS, INC.	COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Laidacker M. Seaberg, Timothy W. Newkirk and Robert Zonneveld, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of stockholders to be held on October 16, 2008, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2008 and its Proxy Statement.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

PLEASE RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Election of Director — The Board of Directors recommends a vote FOR the nominee listed.

1. Election of one Group A Director for a term expiring in 2011:  01 - Gary Gradinger

☐     Mark here to vote FOR nominee

☐     Mark here to WITHHOLD vote from nominee

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

		1 U P X	0 1 9 3 1 3 2

<STOCK#>	00Y9ID

[Logo]

MGP INGREDIENTS, INC.	PROXY

Cray Business Plaza, 100 Commercial Street,	PREFERRED STOCK

Atchison, Kansas 66002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Laidacker M. Seaberg, Timothy W. Newkirk and Brian Cahill, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Preferred Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of stockholders to be held on October 16, 2008, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2008 and its Proxy Statement.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

Stockholder’s Signature

Stockholder’s Signature

Dated
Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

PLEASE RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Proxies are hereby given the following authority:

1.             Election of two Group B Directors for terms expiring in 2011.  The Board of Directors has nominated:

Timothy W. Newkirk	Laidacker M. Seaberg

☐  FOR both Nominees      ☐  AUTHORITY WITHHELD from both Nominees

☐  AUTHORITY WITHHELD from the following Nominee:

2.             In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEES UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

September 26, 2008

TO:         Participants in the
Employee Stock Ownership Plan

Provisions of the Employee Stock Ownership Plan (the “Plan”) entitle participants to instruct the Trustees of the Plan as to the voting of MGP Ingredients, Inc. Common Stock allocated to the accounts of participants.  Accordingly, please find enclosed a form of instruction card that will permit you to direct the Trustee as to the voting of Common Stock allocated to your accounts in the Plan with respect to proposals to be acted upon at the Annual Meeting of Stockholders of the Company to be held on October 16, 2008.

We are also enclosing a copy of the Company’s Annual Report for 2008 and its Proxy Statement, unless you are being mailed one as a record holder of Common Stock.

Please promptly complete and sign the instruction card and return it in the enclosed envelope.

Thank you.

Very truly yours,

/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chairman of the Board

MGP INGREDIENTS, INC. EMPLOYEE STOCK OWNERSHIP PLAN
c/o MGP Ingredients, Inc.
Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002

INSTRUCTIONS FOR THE VOTING OF MGP INGREDIENTS, INC. COMMON STOCK

The undersigned hereby instructs Tim Newkirk, Brian Cahill, David E. Rindom, Randall M. Schrick and Robert Zonneveld, as Trustees of the Employee Stock Ownership Plan indicated below (the “ESOP”), or any of them, to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESOP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 16, 2008, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2008 and its Proxy Statement.

Name of ESOP:

Accountholder’s Signature

Accountholder	Dated:

Number of Shares Allocated to Account:

PLEASE RETURN THIS INSTRUCTION CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Director Recommends a vote FOR the following proposals:

1.             Election of one Group A Director for a term expiring in 2011.  The Board of Directors has nominated:

Gary Gradinger

☐  FOR Nominee                             ☐  AUTHORITY WITHHELD from Nominee

2.             In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED INSTRUCTION CARD IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.